EXHIBIT 4.1

THE SECURITIES REPRESENTED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER SAID ACT AND, IF REQUESTED BY THE COMPANY, UPON DELIVERY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THE PROPOSED TRANSFER IS EXEMPT FROM SAID ACT.

WARRANT NO.	NUMBER OF SHARES:
DATE OF ISSUANCE: , 2010	(subject to adjustment)

WARRANT TO PURCHASE SHARES

OF COMMON STOCK OF

ARYx Therapeutics, Inc.

This Warrant is issued to            , or its registered assigns in accordance with the terms hereof (the “Purchaser”), pursuant to that certain Secured Note and Warrant Purchase Agreement, dated as of August 13, 2010, among ARYx Therapeutics, Inc., a Delaware corporation (the “Company”), the Purchaser and certain other purchasers thereunder (the “Purchase Agreement”), and is subject to the terms and conditions of the Purchase Agreement. This Warrant, together with such other warrants issued pursuant to the terms of the Purchase Agreement, shall collectively be referred to as the “Warrants.”

1.                                   EXERCISE OF WARRANT.

(a)                    Method of Exercise.  Subject to the terms and conditions herein set forth, upon surrender of this Warrant at the principal office of the Company and upon payment of the Warrant Price (as defined below) by wire transfer to the Company or cashier’s check drawn on a United States bank made to the order of the Company, or exercise of the right to credit the Warrant Price against the fair market value of the Warrant Stock (as defined below) at the time of exercise (the “Net Exercise Right”) pursuant to Section 1(b), Purchaser is entitled to purchase from the Company, at any time after the date hereof and on or before the date that is five (5) years from the Date of Issuance set forth above (the “Expiration Date”), up to                shares (as adjusted from time to time pursuant to the provisions of this Warrant, the “Warrant Stock”) of Common Stock, par value $0.001 per share (“Common Stock”) of the Company, at a purchase price of $0.50 per share (the “Warrant Price”).

(b)                    Net Exercise Right.  If the Company shall receive written notice from the holder of this Warrant at the time of exercise of this Warrant that the holder elects to exercise the Net Exercise Right, the Company shall deliver to such holder (without payment by the Purchaser of any exercise price in cash) that number of fully paid and nonassessable shares of Common Stock equal to the quotient obtained by dividing (y) the value of this Warrant (or the specified portion thereof) on the date of exercise, which value shall be determined by subtracting (1) the aggregate Warrant Price of the Warrant Stock (or the specified portion thereof) immediately prior to the exercise of this Warrant from (2) the Aggregate Fair Market Value (as defined below) of the Warrant Stock (or the specified portion thereof) issuable upon exercise of this Warrant (or specified portion thereof) on the date of exercise by (z) the Fair Market Value (as defined below) of one share of Common Stock on the date of exercise.  The “Fair

Market Value” of a share of Common Stock shall mean the average of the closing or last reported sale prices of the Common Stock on the NASDAQ Global Market or other principal exchange or quotation system on which the Common Stock is then traded for the five (5) consecutive trading days immediately prior to date of exercise as reported by the NASDAQ Global Market or such other principal exchange or quotation system or, if the Common Stock is not publicly traded, the price of a share of Common Stock determined in good faith by the Company’s Board of Directors.  The “Aggregate Fair Market Value” of the Warrant Stock shall be determined by multiplying the number of shares of Warrant Stock by the Fair Market Value of one share of Warrant Stock.

2.                                CERTAIN ADJUSTMENTS.

(a)                       Mergers or Consolidations.  If at any time while this Warrant is exercisable there shall be a capital reorganization (other than a combination or subdivision of Warrant Stock otherwise provided for herein) (a “Reorganization”), or a merger or consolidation of the Company with another corporation (other than a merger with another corporation in which the Company is a continuing corporation or a merger effected exclusively for the purpose of changing the domicile of the Company, and which in either case does not result in any reclassification or change of outstanding securities issuable upon exercise of this Warrant) (a “Merger”), then, as a part of such Reorganization or Merger, the Company shall use its best efforts to ensure Purchaser shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified in this Warrant and upon payment of the Warrant Price, the same amount and kind of securities, cash or other property of the Company or the successor corporation resulting from such Reorganization or Merger, to which a holder of the Common Stock deliverable upon exercise of this Warrant would have been entitled under the provisions of the agreement in such Reorganization or Merger if this Warrant had been exercised immediately before that Reorganization or Merger. In any such case, appropriate adjustment (as determined in good faith by the Company’s Board of Directors) shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Purchaser after the Reorganization or Merger to the end that the provisions of this Warrant (including adjustment of the Warrant Price then in effect and the number of shares of Warrant Stock) shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon exercise of this Warrant.  Notwithstanding the foregoing, in the event any successor to the Company, surviving entity or the corporation purchasing or otherwise acquiring such assets or other appropriate corporation or entity does not agree to assume this Warrant in connection with a Reorganization or Merger, then this Warrant shall terminate and be of no further force or effect unless exercised pursuant to Section 1 hereof prior to the date of closing of such Reorganization or Merger.

(b)                       Splits and Subdivisions; Dividends.  In the event the Company should at any time, or from time to time, fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of the holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as the “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such distribution, split or subdivision if no record date is fixed), the per share Warrant Price shall be appropriately decreased and the number of shares of Warrant Stock shall be appropriately increased in proportion to such increase (or potential increase) of outstanding shares.

(c)                       Combination of Shares.  If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, the per share Warrant Price shall be appropriately increased and the number of shares of Warrant Stock shall be appropriately decreased in proportion to such decrease in outstanding shares.

(d)                       Adjustments for Other Distributions.  In the event the Company shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends paid out of net profits) or options or rights not referred to in Section 2(b), then, in each such case for the purpose of this Section 2(d), upon exercise of this Warrant the holder hereof shall be entitled to a proportionate share of any such distribution as though such holder was the holder of the number of shares of Common Stock into which this Warrant may be exercised as of the record date fixed for the determination of the holders of Common Stock entitled to receive such distribution.

(e)         Certificate of Adjustment.  Whenever the Warrant Price or number or type of securities issuable upon exercise of this Warrant is adjusted, as herein provided, the Company shall, at its expense, promptly deliver to the record holder of this Warrant a certificate of an officer of the Company setting forth the nature of such adjustment and showing in detail the facts upon which such adjustment is based.

3.                                   NO FRACTIONAL SHARES.  No fractional shares of Warrant Shares will be issued in connection with any exercise of this Warrant.  In lieu of any fractional shares which would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the Fair Market Value of one share of Warrant Stock.

4.                                   NO STOCKHOLDER RIGHTS.  Until the exercise of this Warrant or any portion of this Warrant, the Purchaser shall not have nor exercise any rights by virtue hereof as a stockholder of the Company (including without limitation the right to notification of stockholder meetings or the right to receive any notice or other communication concerning the business and affairs of the Company).

5.                                   RESERVATION OF STOCK.  The Company covenants that during the period this Warrant is exercisable, the Company will reserve from its authorized and unissued Common Stock a sufficient number of shares of Common Stock (or other securities, if applicable) to provide for the issuance of Warrant Stock (or other securities) upon the exercise of this Warrant.  The Company agrees that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the Warrant Stock upon the exercise of this Warrant.

6.                                   MECHANICS OF EXERCISE.  This Warrant may be exercised by the holder hereof, in whole or in part, by the surrender of this Warrant and the Notice of Exercise attached hereto as Exhibit A duly completed and executed on behalf of the holder hereof, at the principal office of the Company together with payment in full of the Warrant Price then in effect with respect to the number of shares of Warrant Stock as to which the Warrant is being exercised.  This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the person entitled to receive the Warrant Stock issuable upon such exercise shall be treated for all purposes as the holder of such shares of record as of the close of business on such date.  As promptly as practicable on or after such date, the Company at its expense shall cause to be issued and delivered to the person or persons entitled to receive the same, a certificate or certificates for the number of full shares of Warrant Stock issuable upon such exercise, together with cash in lieu of any fraction of a share as provided above.  The shares of Warrant Stock issuable upon exercise hereof shall, upon their issuance, be validly issued, fully paid and nonassessable, and free from all preemptive rights, taxes, liens and charges with respect to the issue thereof.  In the event that this Warrant is exercised in part, the Company at its expense will execute and deliver a new Warrant of like tenor exercisable for the number of shares for which this Warrant may then be exercised.

7.                                   REPRESENTATIONS OF PURCHASER.  As of the date hereof, the Purchaser hereby confirms the representations and warranties made by the Purchaser in Section 5 of the Purchase Agreement.

8.                                   TRANSFER RESTRICTIONS.

(a)                    Unregistered Security.  The holder of this Warrant acknowledges that this Warrant and the Warrant Stock have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or applicable state securities laws (collectively, the “Acts”), and agrees not to sell, encumber or otherwise transfer this Warrant or any Warrant Stock issued upon its exercise unless (i) there is an effective registration statement under the Securities Act covering the transaction, (ii) the Company receives an opinion of counsel satisfactory to the Company that such registration is not required, or (iii) the Company otherwise is reasonably satisfied that registration is not required.  Each certificate or other instrument for Warrant Stock issued upon the exercise of this Warrant shall bear a legend substantially to the foregoing effect.

(b)                    No Transfer.  This Warrant is not transferable without the Company’s prior written consent; provided, however, such consent shall not be required in connection with the transfer by the Purchaser of such Warrant (but only with all related obligations) without consideration to a Qualifying Holder (as such term is defined in the Registration Rights Agreement among the Company, the Purchaser and certain other investors thereunder entered into in connection with the Purchase Agreement), provided that (i) written notice (in the form of Exhibit B as attached hereto) is provided to the Company at least five (5) business days prior to any such transfer, (ii) the transferee is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act and (iii) the transferee agrees in writing to be bound by all of the provisions of this Warrant.

9.                                   NOTICES OF RECORD DATE.  In the event of:

(a)                    any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend payable out of earned surplus of the Company) or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right; or

(b)                    any Reorganization or Merger; or

(c)                    any voluntary or involuntary dissolution, liquidation or winding-up of the Company,

then and in each such event the Company will mail or cause to be mailed to the Purchaser (or a permitted transferee pursuant to Section 8(b) above) a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right and (ii) the date on which any such Reorganization, Merger, dissolution, liquidation or winding-up is to take place, and the time, if any, as of which the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Reorganization, Merger, dissolution, liquidation or winding-up.  Such notice shall be mailed at least ten (10) business days prior to the date therein specified.

10.                                 REPLACEMENT OF WARRANTS.  On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft, destruction or mutilation of this Warrant, on delivery of an indemnity agreement or security reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, on surrender and cancellation of such Warrant, the Company at its expense will execute and deliver, in lieu thereof, a new Warrant of like tenor.

11.                                 SATURDAYS, SUNDAYS, HOLIDAYS, ETC.  If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday or Sunday or shall be a legal U.S. holiday, then such action may be taken or such right may be exercised on the next succeeding day not a Saturday, Sunday or legal U.S. holiday.

12.                                 MISCELLANEOUS.  This Warrant shall be governed by the laws of the State of California.  The headings in this Warrant are for purposes of convenience and reference only, and shall not be deemed to constitute a part hereof.  Neither this Warrant nor any term hereof may be changed, waived, discharged or terminated except by an instrument in writing signed by the Company and each holder of Warrants, provided that following any assignment of any of the Warrants, such consent may be given by any holder or group of holders of greater than fifty percent (50%) of the Warrant Stock represented by outstanding Warrants, and provided further that all Warrants are similarly affected.  Upon the effectuation of any such amendment, discharge or waiver in conformance with this Section 12, the Company shall promptly give written notice thereof to the record holders of the Warrants who have not previously consented thereto in writing. All notices required or permitted under this Warrant shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) three business (3) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at the address listed below and to Purchaser at the address set forth in the Purchase Agreement or at such other address as the Company or Purchaser may designate by ten (10) days’ advance written notice to the other party hereto. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provisions. Receipt of this Warrant by the Purchaser shall constitute acceptance of and agreement to all of the terms and conditions contained herein.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Warrant to purchase shares of Common Stock of ARYx Therapeutics, Inc. is issued effective as of the Date of Issuance first set forth above.

ARYx Therapeutics, Inc.

By:
Paul Goddard, Ph.D.
Chairman of the Board and Chief
Executive Officer

Address:	6300 Dumbarton Circle
Fremont, CA 94555
Attention: Paul Goddard, Ph.D.,

with a copy to (which shall not constitute notice):

Cooley LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306
Attention: Jim F. Fulton, Jr., Esq.

SIGNATURE PAGE TO ARYx THERAPEUTICS, INC.

WARRANT

EXHIBIT A

NOTICE OF INTENT TO EXERCISE

(To be signed only upon exercise of Warrant)

To:  ARYx Therapeutics, Inc.

The undersigned, the Purchaser of the attached Warrant, hereby irrevocably elects to exercise the purchase right represented by such Warrant for, and to purchase thereunder,                              (                ) shares of Common Stock of ARYx Therapeutics, Inc. and (choose one)

☐ herewith makes payment of                                      Dollars ($                  ) thereof;

or

☐ exercises the Net Exercise Right pursuant to Section 1(b) thereof;

and requests that the certificates for such shares be issued in the name of, and delivered to                                                       ,                             whose                                            address is                                                                                                                                                                                       .

As of the date hereof, the Purchaser hereby confirms as to itself the representations and warranties made in Section 5 of the Purchase Agreement.

DATED:

(Signature must conform in all respects to name of the Purchaser as specified on the face of the Warrant)

(Address)

EXHIBIT B

NOTICE OF ASSIGNMENT FORM

FOR VALUE RECEIVED,                                              (the “Assignor”) hereby sells, assigns and transfers all of the rights of the undersigned Assignor under the attached Warrant with respect to the number of shares of Common Stock of ARYx Therapeutics, Inc. (the “Company”) covered thereby set forth below, to the following “Assignee” and, in connection with such transfer, represents and warrants to the Company that (i) such Assignee is a Qualifying Holder (as such term is defined in the Registration Rights Agreement among the Company, the Assignor and the other investors thereunder entered into in connection with the Purchase Agreement (as defined in the attached Warrant)) of the Assignor and (ii) the transfer is otherwise in compliance with Section 8(b) of the Warrant:

NAME OF ASSIGNEE	ADDRESS/FAX NUMBER

Dated:	Signature:

Witness:

ASSIGNEE ACKNOWLEDGMENT

The undersigned Assignee acknowledges that it has reviewed the attached Warrant and by its signature below it hereby represents and warrants that it is a Qualifying Holder and an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended, and agrees to be bound by the terms and conditions of the attached Warrant as of the date hereof.

Signature:

By:
Its:
Address: